Exhibit 99.1

Infor to Acquire GT Nexus

GT Nexus and Infor to Redefine Modern Manufacturing

with a Global Commerce Cloud

NEW YORK – August 11, 2015 – Infor today announced it has entered into an agreement to acquire GT Nexus, the world’s largest cloud-based global commerce platform, for $675 million. The deal is expected to close within 45 days, pending regulatory approval.

Approximately 25,000 businesses rely on GT Nexus, including six of the top ten logistics service providers and 30 global financial institutions, all managing more than $100bn in goods each year using its cloud-based business network. GT Nexus customers include adidas Group, Caterpillar, Columbia Sportswear, DHL, Home Depot, Levi Strauss & Co., Maersk, Pfizer, Procter & Gamble, and UPS.

Infor is one of the world’s leading suppliers of ERP software, which helps manufacturing companies orchestrate production inside the walls of the enterprise. The continued shift to contract manufacturing moves the shop floor outside of the brand owner’s ERP system to the ERP of their suppliers – many of which are existing Infor customers. It is now common for a single product to be designed, manufactured, and shipped by different companies, requiring a common cloud for coordination.

GT Nexus provides a global order management system that coordinates commerce across partners. Retail, fashion, and manufacturing companies can collaborate with suppliers to manage and optimize shipments to customers, distribution centers, and retail outlets to meet demand. The cloud was designed to enable this collaboration.

“Together, Infor and GT Nexus will provide customers with unprecedented visibility into their supply chains to manage production and monitor goods in transit and at rest,” said Charles Phillips, CEO of Infor. “In a complex, high velocity supply chain, all partners need to know what was ordered, when it was built, where it is in transit, if the order has changed, and has it cleared customs. Specialization and speed are moving the future of manufacturing into the commerce cloud.”

The GT Nexus network integrates directly into the order management system of the buyers and suppliers. Buyers transmit order information through GT Nexus to their suppliers, financial institutions, freight carriers, and logistics providers. GT Nexus becomes the order management system for the entire network by managing the master record of the order across multiple partners.

GT Nexus also facilitates more than $20 billion in payments between buyers and their suppliers in 90 countries and in 8 currencies. Buyers and financial institutions offer pre and post export financing and payment protection through the GT Nexus cloud.

“Infor is a great home for GT Nexus, and we’re excited to join forces with a company with a strong manufacturing, retail, and supply chain pedigree,” said Sean Feeney, CEO of GT Nexus.

Infor CloudSuiteTM industry suites, including Infor CloudSuite Fashion, are multitenant applications tailored by industry delivered on Amazon Web Services. Infor has more than 3,200 fashion and retail customers, many of which use GT Nexus. The addition of Infor CloudSuite technology to the GT Nexus network will enable businesses to go further by integrating merchandising, marketing, and demand data instead of extrapolated forecasts for improved sales, operations, and production planning.

Infor also provides status about work-in-process for orders still in production. Additionally, collaborative design will be facilitated on the network as will capabilities such as transmission of changes in the bill of materials from Infor’s Product Lifecycle Management (PLM) solution.

Infor will also enable the social collaboration for unstructured processes within the supply chain on GT Nexus through Infor Ming.leTM, one of the leading social platforms for collaborative business processes. Retailers and manufacturers will also be able to leverage Infor Rhythm, Infor’s omnichannel e-commerce platform for engagement and direct order flow into the commerce cloud.

The combination of Infor CloudSuite applications and GT Nexus will represent the future of multi-enterprise manufacturing and commerce. Increasing specialization creates more complex supply chains that require a unifying cloud service that are replacing monolithic ERP systems.

True Cloud Architecture

GT Nexus and Infor CloudSuite have similar architectures; both have a single canonical map for orders, are event driven, and make use of open source components. Unlike other B2B information exchanges, GT Nexus is a network cloud service with one code base for all customers providing a single view of the order across the value chain. The canonical map allows suppliers to join the network once and talk to all buyers, as opposed to implementing custom maps and portals for each buyer, which is required in legacy networks.

Direct vs Indirect

GT Nexus is a direct procurement network which ties directly to the goods being sold to the enterprise’s end customers. This is a much larger market than indirect procurement which primarily targets the administrative goods and services for internal consumption. The GT Nexus direct procurement network optimizes critical orders that generate revenue for the buyer/brand owner.

Two-tier ERP

More companies are deploying two-tier ERP strategies. The monolithic, legacy on-premises ERP systems at corporate headquarters are largely running general ledgers. Replicating that expensive and overly complex footprint for specialized remote plants or in emerging markets is not economically feasible. Instead, a cloud-based manufacturing and logistics application will easily integrate manufacturing locations around the world to share financial, order, and shipment data.

In summary, Infor and GT Nexus will create the first global commerce cloud with end-to-end control and visibility for the production of direct goods.

Join the conversation about Infor’s acquisition of GT Nexus at #CommerceCloud.

Credit Suisse and Bank of America Merrill Lynch served as financial advisors to Infor in connection with the transaction. Gibson, Dunn & Crutcher LLP and Kirkland & Ellis LLP served as Infor’s outside legal counsel. GT Nexus was advised on the transaction by Morgan Stanley; Wilson Sonsini, Goodrich & Rosati; Cleary Gottlieb Steen & Hamilton LLP and KPMG.

About Infor

Infor builds beautiful business applications with last mile functionality and scientific insights for select industries delivered as a cloud service. With 13,000 employees and customers in more than 200 countries and territories, Infor builds software that automates critical processes for industries including healthcare, manufacturing, fashion, wholesale distribution, hospitality, retail, and public sector. Headquartered in New York City, Infor is home to one of the largest creative agencies in Manhattan, Hook & Loop, focused solely on user experience design. Infor applications deliver a user experience that is fun and engaging while helping eliminate the need for customization through embedded deep industry domain. Infor deploys its applications primarily on the Amazon Web Services cloud and open source platforms. To learn more about Infor, please visit www.infor.com.

Infor customers include:

•	18 of the top 20 aerospace companies

•	10 of the top 10 high tech companies

•	10 of the top 10 pharmaceutical companies

•	21 of the 25 largest U.S. healthcare delivery networks

•	18 of the 20 largest U.S. cities

•	20 of the top 20 automotive suppliers

•	17 of the top 20 industrial distributors

•	15 of the top 20 global retailers

•	4 of the top 5 brewers

•	21 of the top 30 global banks

•	6 of the 10 largest global hotel brands

•	6 of the top 10 global luxury brands

About GT Nexus

GT Nexus operates the world’s largest cloud-based business network and execution platform for global trade and supply chain management. Over 25,000 businesses across industry verticals, including adidas Group, Caterpillar, Citi, Columbia Sportswear, DHL, Electrolux, Levi Strauss & Co., Nestlé, Pfizer, and Sears share GT Nexus as their standard, multi-enterprise collaboration platform. This enables all network participants to operate against a core, real-time and always on set of information across multiple supply chain functions, allowing them to optimize the flow of goods, funds and trade information, from the point of order through final payment. For more information please visit us at www.gtnexus.com.

Forward-Looking Statements

This announcement reflects the direction Infor may take with regard to the specific product(s) described herein, all of which is subject to change by Infor in its sole discretion, with or without notice to you. This announcement is not a commitment to you in any way and you should not rely on this document or any of its content in making any decision. Infor is not committing to develop or deliver any specified enhancement, upgrade, product or functionality, even if such is described in this announcement and even if such description is accompanied by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will,” and/or similar expressions. Many factors can affect Infor’s product development plans and the nature, content and timing of future product releases, all of which remain in the sole discretion of Infor. This announcement, in whole or in part, may not be incorporated into any contractual agreement with Infor or its subsidiaries or affiliates. Infor expressly disclaims any liability with respect to this announcement.

For more information:

Dan Barnhardt

Infor

646-336-1731

Dan.Barnhardt@infor.com